UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2018

PROPHASE LABS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-21617	23-2577138
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

621 N. Shady Retreat Road Doylestown, PA	18901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 345-0919

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 24, 2018, ProPhase Labs, Inc. (the “Company”) notified Nasdaq that as a result of Mark Burnett’s resignation from the Company’s Board of Directors (the “Board”) and all committees of the Board including the Audit Committee, effective December 21, 2018, as described in Item 5.02 of this Current Report on Form 8-K, the Company was no longer in compliance with Nasdaq Listing Rule 5605(c)(2)(A), which requires the Company’s Audit Committee to be composed of at least three independent directors. The resignation of Mr. Burnett has left the Audit Committee with only two independent directors.

Pursuant to Nasdaq Listing Rule 5605(c)(4)(B), the Company is entitled to a cure period to regain compliance with Listing Rule 5605(c)(2)(A), which cure period will expire upon (1) the earlier of the Company’s next annual stockholders’ meeting or December 21, 2019; or (2) if the next annual stockholders meeting is held on or before June 19, 2019, then the Company must evidence compliance no later than June 19, 2019.

On December 26, 2018, Nasdaq issued a letter to the Company confirming the Company’s noncompliance with the audit committee requirements of Nasdaq Listing Rule 5605(c)(2)(A) as a result of Mr. Burnett’s resignation and the cure period by which the Company must regain compliance under Nasdaq Listing Rule 5605(c)(4)(B).

The Board intends to conduct a director search process and expects to be compliant with the Audit Committee composition requirements of Nasdaq Listing Rule 5605(c)(2)(A) by or before the end of the cure period.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Mark Burnett from the Board of Directors

As described in Item 3.01 of this Current Report on Form 8-K, on December 21, 2018, Mark Burnett informed the Company of his decision to resign from the Board and all committees of the Board effective immediately. Mr. Burnett did not resign due to any disagreement with the Company or its management.

Adjustment to Stock Option Granted to Ted Karkus on February 23, 2018 in Connection with Special Cash Dividend

As described below in Item 8.01 of this Current Report on Form 8-K, on December 24, 2018, the Board declared a special cash dividend of $0.25 per share on the Company’s common stock, payable on January 24, 2019 to holders of record of the Company’s common stock on January 10, 2019. On the same date, the Compensation Committee of the Board approved an adjustment to the stock option granted to Mr. Karkus on February 23, 2018 (the “CEO Option”) as required under the Company’s 2018 Stock Incentive Plan (the “2018 Plan”) as a consequence of the special cash dividend.

The 2018 Plan provides for certain proportionate adjustments to be made to stock options granted under the 2018 Plan upon the occurrence of certain events, including a special distribution (whether in the form of cash, shares, other securities, or other property). Accordingly, the Compensation Committee has adjusted the terms of the CEO Option, such that the exercise price of the CEO Option will be reduced from $2.00 per share to $1.75 per share, effective as of January 24, 2019, the date the special cash dividend is to be paid and subject to such dividend payment being made.

Item 8.01 Other Events.

On December 24, 2018, the Board declared a special cash dividend of $0.25 per share on the Company’s common stock, payable on January 24, 2019 to holders of record of the Company’s common stock on January 10, 2019.

On December 26, 2018, the Company issued a press release announcing the special cash dividend. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

No.	Description

99.1	Press Release dated December 26, 2018

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ProPhase Labs, Inc.

By:	/s/ Ted Karkus
Ted Karkus
Chairman of the Board, Chief Executive Officer and Director

Date: December 26, 2018